Exhibit 10.25

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) dated as of September 14, 2007 by and among Basin Water, Inc., a Delaware corporation (“Buyer”), Mobile Process Technology, Co., an Arkansas corporation (the “Company”) and Frank S. Craft, as the “Stockholders’ Representative” (as such term is defined below) on behalf of the Stockholders (as defined in the Merger Agreement (as such term is defined below)) and Computershare Trust Company, N.A. (together with its successors and assigns, the “Escrow Agent”).

RECITALS

A. Buyer, Stockholders, the Company and Stockholders’ Representative have entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of August 31, 2007, pursuant to which Buyer will, through one or more of its affiliated subsidiary corporations, purchase all of the issued and outstanding shares of capital stock of the Company from the Stockholders (the “Transaction”).

B. In connection with the Transaction, Stockholders and Buyer have agreed that One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (the “Indemnity Escrowed Funds”), representing a portion of the Merger Consideration (as defined in the Merger Agreement) to be paid pursuant to the Merger Agreement, shall be deposited with the Escrow Agent to secure the Stockholders’ indemnification obligations under the Merger Agreement.

C. In connection with the Transaction, Stockholders and Buyer have agreed that Seven Hundred Fifty Thousand Dollars ($750,000) (the “Working Capital Escrowed Funds” and together with the Indemnity Escrowed Funds, the “Escrowed Funds”), representing a portion of the Merger Consideration (as defined in the Merger Agreement) to be paid pursuant to the Merger Agreement, shall be deposited with the Escrow Agent to secure the Stockholders’ obligations to pay the Cash Consideration Adjustment (if any) under the Merger Agreement.

D. Pursuant to Section 3.09 of the Merger Agreement, the Stockholders have granted authority to Frank S. Craft (who, together with any successor appointed pursuant to Section 3.09 of the Merger Agreement, shall be referred to herein as the “Stockholders’ Representative”) to act on their behalf for all purposes relevant to this Agreement.

E. Buyer and the Stockholders’ Representative, on behalf of the Stockholders, agree that the Escrowed Funds shall be administered and released in accordance with this Agreement.

F. The Escrow Agent is willing (i) to act as escrow agent hereunder and (ii) to disburse the Escrowed Funds as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1. Definitions.

1.1 General.

For purposes of this Agreement, the following terms have the meanings indicated below.

(a) “Buyer Direction” means a written direction executed by Buyer specifying that the condition for release of a portion of the Indemnity Escrowed Funds to Buyer referred to in Section 4.1 hereof has occurred. Each Buyer Direction must be delivered to the Escrow Agent in the manner set forth in Section 8 hereof, and copies of such direction must be delivered in like manner to the Stockholders’ Representative.

(b) “Contesting Direction” means a written direction executed by the Seller’s Representative, which direction contests a Buyer Direction. Each Contesting Direction must be delivered to the Escrow Agent in the manner set forth in Section 8 hereof, and copies of such direction must be delivered in like manner to Buyer.

(c) “Escrowed Funds” has the meaning ascribed to such term in the Recitals.

(d) “Escrow Termination Date” means the date that is eighteen (18) months after the Closing Date (as defined in the Merger Agreement).

(e) “Government Fund” has the meaning ascribed to such term in Section 5.3 hereof.

(f) “Indemnity Escrow Account” has the meaning ascribed to such term in Section 3 hereof.

(g) “Indemnity Escrowed Funds” has the meaning ascribed to such term in the Recitals.

(h) “Joint Direction” means a written direction relating to (i) an agreement of the Stockholders’ Representative and Buyer for the release of a portion of the Escrowed Funds, (ii) the investment of the Escrowed Funds or (iii) the removal of the Escrow Agent in accordance with Section 5.7 hereof, in each case executed by each of the Stockholders’ Representative and Buyer, and delivered to the Escrow Agent in the manner set forth in Section 8 hereof.

(i) “Quarterly Statement” has the meaning ascribed to such term in Section 5.3(e) hereof.

(j) “Working Capital Escrow Account” has the meaning ascribed to such term in Section 3 hereof.

(k) “Working Capital Escrowed Funds” has the meaning ascribed to such term in the Recitals.

1.2 Interpretive Provisions.

(a) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, schedule and exhibit references are to this Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The term “or” is disjunctive but not necessarily exclusive. The terms “include” and “including,” however used, are not limiting and mean “including without limitation.”

(b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) The language used in this Agreement shall be deemed to be the language chosen by the parties to this Agreement to express their mutual intent, and no rule of strict construction shall under any circumstances be applied against any party.

(d) Capitalized terms used herein and not otherwise defined shall have the meaning or meanings ascribed to them in the Merger Agreement.

2. Appointment of Escrow Agent.

2.1 Appointment. The Stockholders’ Representative, on behalf of the Stockholders, and Buyer hereby appoint Computershare Trust Company, N.A. as Escrow Agent, and Computershare Trust Company, N.A. hereby agrees to serve as Escrow Agent upon the terms and conditions set forth herein.

2.2 Other Agreements. The Escrow Agent is not bound by or obligated to take any notice of any other agreement between Buyer and the Stockholders’ Representative, including any such agreement which they may execute in the future, other than the Merger Agreement, unless the Escrow Agent is a party to such other agreement.

3. Escrowed Funds. On the date hereof, Buyer has deposited with the Escrow Agent the Escrowed Funds. The Escrow Agent will deposit the Indemnity Escrowed Funds in a fully segregated account (the “Indemnity Escrow Account”) and the Working Capital Escrowed Funds in another fully segregated escrow account (the “Working Capital Escrow Account”), in each case for the purpose of holding such amounts in trust for the benefit of Buyer and the Stockholders and which amounts will be retained, managed and disbursed by the Escrow Agent subject to the terms and conditions hereof. Any interest accrued with respect to the Escrowed Funds and any other gains from investments of the Escrowed Funds pursuant to Section 5.3 hereof shall be retained in the Indemnity Escrow Account or the Working Capital Escrow Account, as the case may be, and released in accordance with Section 4 hereof. The wire transfer instructions for the transfer of the Escrowed Funds to the Escrow Agent is:

Name on Account:	Computershare Trust Company Denver Omnibus Holding
Bank Name:	Harris National Association
Branch Address:	111 West Monroe Street, Chicago, IL 60603
Account Number	2265692
ABA Number:	071-000-288
Reference:	Basin Water / Mobile Process Escrow

4. Disbursement of Escrowed Funds. The Escrow Agent shall release the Indemnity Escrowed Funds, if any, from the Indemnity Escrow Account for the purposes and in the manner set forth in Article XI of the Merger Agreement and the Working Capital Escrowed Funds, if any, from the Working Capital Escrow Account for the purposes and in the manner set forth in Section 3.03, as modified and supplemented below. Except as provided in Section 3.03 and Article XI of the Merger Agreement or in this Section 4, the Escrow Agent shall not release all or any portion of the cash and other property, if any, in the Indemnity Escrow Account or the Working Capital Escrow Account.

4.1 Buyer Direction. If a Buyer Indemnified Party (as defined in the Merger Agreement) is entitled to indemnification out of the Indemnity Escrowed Funds pursuant to Article XI of the Merger Agreement during the term of this Agreement, then Buyer shall have the right to submit to Escrow Agent a Buyer Direction requesting that Escrow Agent disburse to Buyer an amount of money out of the Indemnity Escrowed Funds, if any is then held in the Escrowed Funds, equal to the amount of Damages (as defined in the Merger Agreement) for which such indemnification is sought, which amount shall be shown on the Buyer Direction. No Buyer Direction submitted pursuant to the preceding sentence will be valid if received by the Escrow Agent after the Escrow Termination Date; provided, however, pursuant to Section 11.05(b)(ii) of the Merger Agreement, the Escrow Agent shall retain a portion of the Indemnity Escrowed Funds that represents the Good Faith Damages Estimate (as defined in the Merger Agreement) and the Escrow Agent shall accept any Buyer Direction relating to such amounts after the Escrow Termination Date.

4.2 Duties of Escrow Agent if No Contesting Direction. The Stockholders’ Representative shall have the right to contest any Buyer Direction delivered pursuant to Section 4.1. Escrow Agent shall have no obligation, however, to initiate any communication with the Stockholders’ Representative to confirm whether the Stockholders’ Representative objects to or plans to contest a particular Buyer Direction. Further, unless Escrow Agent receives, within ten (10) business days after its receipt of a Buyer Direction, a Contesting Direction from the Stockholders’ Representative with respect to a particular Buyer Direction, then Escrow Agent, on or before the fifteenth (15th) business day (but no sooner than the eleventh (11th) business day) after its receipt of such Buyer Direction, shall disburse to Buyer the amount shown on such Buyer Direction (or such lesser amount as is then on deposit in the Escrowed Funds).

4.3 Contesting Direction. If Escrow Agent receives a Contesting Direction from the Stockholders’ Representative with respect to a particular Buyer Direction within the ten (10) business day period set forth in Section 4.2 hereof, then Escrow Agent shall not disburse any portion of the disbursement requested under such Buyer Direction unless and until Escrow Agent has received: (i) a Joint Direction as to the portion of such disbursement that should be made; (ii) a copy of a determination of an arbitrator or mediator, which determination (A) sets forth the amount of such disbursement to be disbursed and (B) is certified by the party delivering the same to be a true and complete copy of the arbitrator’s or mediator’s determination; or (iii) an order from a court of competent jurisdiction instructing the Escrow Agent as to the amount of such disbursement to be disbursed. Promptly following Escrow Agent’s receipt of any of the foregoing, Escrow Agent shall make the disbursement specified therein.

4.4 Joint Direction. If at any time, or from time to time, prior to or on the Escrow Termination Date, the Escrow Agent receives a Joint Direction relating to the release of a portion of the Escrowed Funds, the Escrow Agent shall promptly make the disbursement specified in such Joint Direction.

4.5 Release of Escrowed Funds.

(a) Promptly (and in any event, within five (5) business days) following the Escrow Termination Date, without further notice or request, the Escrow Agent shall distribute in accordance with Section 4.6 hereto the balance of the Indemnity Escrowed Funds, if any, then in the Indemnity Escrow Account; provided that, if the Escrow Agent has received a Buyer Direction on or prior to the Escrow Termination Date, and no disbursement has yet been made from the Indemnity Escrowed Funds in respect thereof, the Escrow Agent will retain in the Indemnity Escrow Account an amount of the Indemnity Escrowed Funds equal to the Good Faith Damages Estimate shown on the Buyer Direction. In such a case, this Agreement shall continue in full force and effect until such time as the amount retained is released pursuant to Section 4.2, 4.3 or 4.4 hereof.

(b) Within fifteen (15) calendar days after the Final Closing Balance Sheet (as defined in the Merger Agreement) is deemed final, in the event that there are Working Capital Escrowed Funds after the payment to Parent of any funds pursuant to Section 3.03(c)(ii) of the Merger Agreement, the Escrow Agent shall distribute in accordance with Section 4.6 hereto the balance of the Working Capital Escrow Funds.

4.6 Distribution of Escrowed Funds.

(a) Prior to the Escrow Termination Date, in the event that the Escrow Agent is required to distribute any part of the Escrowed Funds to the Buyer, the Escrow Agent will make payments to Buyer with the balance, if any, to be held in the Indemnity Escrow Account or the Working Capital Escrow Account, as applicable. If payments are required to be delivered to the Stockholders on or after the Escrow Termination Date, then Escrow Agent will make such payments to the Stockholders in the proportions set forth on Schedule I attached hereto. Payments shall be made by the Escrow Agent by wire or by issuance of a check delivered by first class or overnight mail to Buyer or the Stockholders’ Representative, as the case may be.

(b) In the event that amounts are owed to the Buyer pursuant to Section 3.03(b) of the Merger Agreement, the Escrow Agent shall deliver to the Buyer the requisite amount from the Working Capital Escrowed Funds. After delivery of such amounts, any remaining funds in the Working Capital Escrow Account shall be promptly delivered to the Stockholders in the proportions set forth on Schedule I attached hereto. In the event that the Working Capital Escrowed Funds are insufficient to pay to Buyer the requisite amounts, then Buyer may obtain such deficiency from the Stockholders’ Representative, and the Stockholders shall be jointly and severally liable for any amounts due to Buyer from the Stockholder Representative. The Stockholders’ Representative shall not be entitled to submit a Contesting Direction pursuant to Section 4.2 of this Agreement in connection with the amounts paid under this Section 4.6(b), it being understood that any dispute resolution related to a Buyer Direction delivered under this Section 4.6(b) shall be governed by Sections 11.02(g) and 14.17 of the

Merger Agreement. Any distributions of the Working Capital Escrowed Funds shall be in the proportions set forth on Schedule I attached hereto.

(c) Notwithstanding anything foregoing to the contrary, on the first anniversary of the Closing Date, Escrow Agent shall disburse Six Hundred Twenty Five Thousand Dollars ($625,000) from the Indemnity Escrow Account minus Good Faith Damages Estimate (as defined in the Merger Agreement) to the Stockholders in the proportions set forth on Schedule I attached hereto less any amounts included on any Buyer Direction received hereunder prior to such date, including a Buyer Direction in accordance with Section 4.1 or 4.6(b).

5. Escrow Agent.

5.1 Duties of Escrow Agent. Escrow Agent’s rights, duties and obligations are strictly limited to those expressly set forth in this Agreement and the Merger Agreement and the Escrow Agent shall be under no implied obligation or subject to any implied liability hereunder. Escrow Agent shall not be required to take notice of any default or any other matter, nor be bound nor required to give notice or demand, nor required to take any action whatever except as expressly provided in this Agreement and the Merger Agreement. Escrow Agent shall not be liable for any loss or damage unless caused by its own gross negligence, willful misconduct, bad faith or breach of this Agreement. The duties and liabilities of the Escrow Agent shall be determined solely by this Agreement and the Merger Agreement and not by reference to any other agreement among the parties. The Escrow Agent may perform its duties through agents or affiliates.

5.2 Authorization to Open the Escrow Accounts. The parties hereto hereby authorize Escrow Agent to establish and administer the Indemnity Escrow Account and the Working Capital Escrow Account upon receipt of a fully executed facsimile, telex or telecopy of this Agreement in accordance with the provisions hereof.

5.3 Investment of Escrowed Funds. Until such time as the Escrowed Funds shall be distributed by the Escrow Agent as provided herein, the Escrowed Funds shall be invested and reinvested by the Escrow Agent in accordance with one or more Joint Directions, subject to the following limitations:

(a) Such funds shall be invested and reinvested solely:

(i) at the risk of the Buyer Indemnified Parties, the Stockholders and the Stockholders’ Representative, as applicable;

(ii) in the name of the Escrow Agent or its nominee, for the benefit of the Buyer Indemnified Parties, the Stockholders and the Stockholders’ Representative, as applicable; and

(iii) in either of the following:

(A) a taxable government money market portfolio restricted to obligations with maturities of one (1) year or less, composed of obligations issued or guaranteed as to payment of principal and interest by the full faith and credit of the United States or repurchase agreements secured by government obligations (a “Government Fund”); or

(B) such other instruments as may be specifically approved in a Joint Direction.

If no Joint Direction is provided to the Escrow Agent directing the investment or reinvestment of the Escrowed Funds, the Escrow Agent shall automatically and forthwith invest such funds in the Goldman Sachs Financial Square Treasury Obligations Money Market Fund until the Escrow Agent has received such a Joint Direction.

(b) For any investment made in accordance with Section 5.3(a) hereof, the Escrow Agent may purchase or sell to itself or any affiliate, as principal for agent, investments authorized by this Section. Such investment, if registrable, shall be registered in the name of the Escrow Agent for the benefit of the Buyer Indemnified Parties, the Stockholders and the Stockholders’ Representative, as applicable, and held by the Escrow Agent. The Escrow Agent may act as purchaser or agent in the making or disposing of any investments. The Escrow Agent shall not be liable for any diminution of any authorized investments hereunder unless caused by its own gross negligence, willful misconduct, bad faith or breach of this Agreement.

(c) Such investments will be made as soon as possible following the availability of such funds to the Escrow Agent for investment, taking into consideration the regulations and requirements (including cut-off times) of the Federal Reserve wire system, the investment provider and the Escrow Agent, and compliance with standard operating procedures of such parties.

(d) An investment made in accordance with Section 5.3(a) hereof may be changed to a different type of investment, in accordance with Section 5.3(a) hereof, through Joint Direction to the Escrow Agent. Such change in the designation will become effective upon receipt by the Escrow Agent.

(e) The Escrow Agent shall deliver to the Stockholders’ Representative and Buyer a statement (the “Quarterly Statement”), as soon as practicable following each March 31, June 30, September 30 and December 31 during the term of this Agreement, setting forth: (i) the amount of money remaining in each of the Indemnity Escrow Account and the Working Capital Escrow Account, (ii) the amount of income or interest earned or accrued with respect to the Escrowed Funds, if any, during the period covered by the Quarterly Statement, (iii) the amount of diminution of any authorized investments with respect to the Escrowed Funds, if any, during the period covered by the Quarterly Statement, and (iv) the amount of loss resulting from any sale or redemption of any authorized investments with respect to the Escrowed Funds, if any, during the period covered by the Quarterly Statement.

(f) The Stockholders shall be liable for any taxes due on any earnings from the investment of the Escrowed Funds.

(g) The Escrow Agent shall be entitled to sell or redeem any such investment as necessary to make any distributions required under this Agreement and the Merger Agreement and shall not be liable or responsible for any loss resulting from any such sale or redemption.

(h) Income, if any, resulting from the investment of the Escrowed Funds shall be retained by the Escrow Agent and shall be considered, for all purposes of this Agreement, to be part of the Escrowed Funds, and as such, shall be distributed in accordance with Section 4.7 hereof. The sole tax reporting obligation of the Escrow Agent shall be to file Form 1099 B, 1099 DIV and 1099 INT (as appropriate) with the Internal Revenue Service with respect to interest earnings paid to Buyer and Stockholders.

5.4 Payments to Escrow Agent. Escrow Agent shall be paid for services hereunder in accordance with the fee schedule attached hereto as Exhibit A and shall be reimbursed for its reasonable out-of-pocket expenses for fees of counsel in setting up the Escrow Account. Any fees or charges to establish the Indemnity Escrow Account and the Working Capital Escrow Account shall be deducted from the relevant Escrowed Funds. Any subsequent fees or charges of the Escrow Agent in connection with this Agreement shall be deducted from the Indemnity Escrow Account or the Working Capital Escrow Account, as applicable; provided that, Escrow Agent shall provide reasonable notice to Buyer and the Stockholders’ Representative prior to deducting any payments from the Indemnity Escrow Account or the Working Capital Escrow Account, as applicable. In the event that Escrow Agent is made a party to litigation with respect to the property held hereunder, or brings an action in interpleader or in the event that the conditions of this escrow are not promptly fulfilled, or Escrow Agent is required to render any service not provided for in this agreement and fee schedule, or there is any assignment of the interest of this escrow or any modification hereof, Escrow Agent shall be entitled to reasonable compensation for such extraordinary services and reimbursement for all fees, costs, liability and expenses, including reasonable attorney fees, which shall be divided equally between the Stockholders and Buyer in accordance with the preceding sentence. The Escrow Agent may amend its fee schedule from time to time on thirty (30) days’ prior written notice to the parties.

If any controversy arises between the parties hereto or with any third person, Escrow Agent shall not be required to resolve the same or to take any action to do so but may, at its discretion, institute such interpleader or other proceedings as it deems proper. Escrow Agent may rely on any Joint Direction as to the disposition of funds, assets, documents, or other items held in the Indemnity Escrow Account or the Working Capital Escrow Account, as applicable.

5.5 Indemnification of Escrow Agent. The Escrow Agent, its agents and affiliates will be indemnified and held harmless by the Stockholders and Buyer from and against any and all reasonable and necessary fees and expenses arising out of or relating to the execution or performance by the Escrow Agent, its agents and affiliates of its or their duties under this Agreement, including reasonable and necessary attorneys’ fees, expenses and disbursements, including without limitation fees and expenses incurred prior to trial, at trial, and on appeal and in any bankruptcy or arbitration proceeding, or losses suffered by the Escrow Agent hereunder; provided, however, that neither the Escrow Agent nor its agents or affiliated will be indemnified or held harmless with respect to such fees and expenses or losses which result from or arise out of the Escrow Agent’s or its agents’ or affiliates’ gross negligence, willful misconduct, bad faith or breach of this Agreement.

5.6 Reliance on Documents, Instruments, Signatures. In the performance of its duties hereunder, the Escrow Agent will be entitled to rely upon any document, instrument or signature believed by it in good faith to be genuine and signed by any party hereto or an authorized officer or agent thereof, and will not be required to investigate the truth or accuracy of any statement contained in any such document or instrument, or whether or not the document, instrument or notice has been delivered to any party other than the Escrow Agent. The Escrow Agent may assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

5.7 Removal and Resignation. The Escrow Agent may at any time be removed by a Joint Direction upon thirty (30) days’ prior notice. The Escrow Agent or any successor to it as Escrow Agent hereunder appointed may at any time resign and be discharged of the duties imposed hereunder by giving thirty (30) days’ prior notice to each of Buyer and the Stockholders’ Representative. Notwithstanding the foregoing, such removal or resignation shall not become effective until such time as a successor escrow agent has accepted such appointment. Any such successor will be jointly appointed by Buyer and the Stockholders’ Representative. In the event Escrow Agent is not notified within fifteen (15) days following the conclusion of either thirty (30) day period referred to above of the appointment of a successor escrow agent, Escrow Agent shall be entitled to transfer all funds and assets to a court of competent jurisdiction with a request to have a successor appointed. Upon filing such action and delivering such assets, Escrow Agent’s obligations and responsibilities shall cease.

5.8 Merger. Notwithstanding anything to the contrary set forth herein, any corporation into which the Escrow Agent may be merged or with which it may be consolidated, or to which it may sell substantially all of its corporate trust business, or any corporation resulting from any merger or consolidation or conversion to which it shall be a party, shall in fact be the successor to the Escrow Agent without the execution or filing of any paper or any further act on the part of any of the parties hereto.

6. Stockholders’ Representative. If the Stockholders’ Representative or any successor shall die, resign, or become unable to act as a Stockholders’ Representative, or be removed as Stockholders’ Representative pursuant to Section 3.09 of the Merger Agreement, a replacement shall promptly be appointed in the manner contemplated by Section 3.09 of the Merger Agreement. The Escrow Agent shall be notified in writing of such appointment forthwith. Unless and until Buyer and the Escrow Agent shall have received written notice of the appointment of a successor Stockholders’ Representative for such Stockholders, Buyer and the Escrow Agent, as applicable, shall be entitled to rely on, and shall be fully protected relying on, the power and authority of the Stockholders’ Representative to act on behalf of the Stockholders as contemplated by the Merger Agreement and this Agreement.

7. Term and Effect. This Agreement will take effect immediately upon receipt by the Escrow Agent of the Escrowed Funds and will terminate when the Escrow Agent has distributed all amounts contained in the Indemnity Escrow Account and the Working Capital Escrow Account.

8. Notices. All notices, requests, demands and other communications, including Buyer Directions, Contesting Directions, and Joint Directions, which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by facsimile, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to the Company, addressed to:

Mobile Process Technology, Co.

2070 Airways Boulevard

Memphis, TN 38114

Attention: Frank S. Craft

with a copy to:

A. Neal Graham, Esq.

Harris Shelton Hanover Walsh, PLLC

6060 Poplar Avenue, Suite 450

Memphis, TN 38119

If to the Stockholders’ Representative, addressed to:

Frank S. Craft

2070 Airways Boulevard

Memphis, TN 38114

If to Buyer, addressed to:

Basin Water, Inc.

8731 Prestige Court

Rancho Cucamonga, CA 91730

Attention: Michael M. Stark

with a copy to: General Counsel

and, with a copy to:

Latham & Watkins LLP

12636 High Bluff Drive, Suite 400

San Diego, California 92130

Fax: (858) 523-5450

Attention:	Faye H. Russell, Esq.
Divakar Gupta, Esq.

If to Escrow Agent:

Computershare Trust Company, N.A.

350 Indiana Street, Suite 800

Golden, CO 80401

Fax: (303) 262-0608

Attn: John Wahl / Rose Stroud

or to such other place and with such other copies as any party may designate as to itself by written notice to the others.

9. Counterparts. This Agreement may be executed in one or more counterparts and delivered by means of facsimile transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In addition, the Stockholders will be deemed to have approved and adopted this Agreement and have assumed the obligations on them hereunder, and execution hereof by the Stockholders’ Representative on their behalf.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to principles of conflict of laws.

11. Dispute Resolution. Any dispute or controversy arising out of, under, or in connection with, or in relation to, the Merger Agreement, this Agreement and/or any amendments thereto, or the breach thereof, which is not resolved informally by prior mutual agreement of the Parties hereto, shall be submitted to non-binding mediation. Each party shall pay the fees of its own attorneys and all other expenses connected with presenting its case. Other costs of the mediation, including the mediator fee, the cost of any record or transcripts of the mediation, and all other fees and costs, shall be borne by equally by the parties. If the matter has not been resolved pursuant to the aforesaid mediation procedure within thirty (30) days of the commencement of such procedure, or such other period as the parties agree, either party may seek relief in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. All information resulting from or otherwise pertaining to any such dispute shall be nonpublic and handled by the Stockholders’ Representative, Buyer, the Escrow Agent and their respective representatives and agents in such a way as to prevent the public disclosure of such information.

12. Assignment. This Agreement will inure to the benefit of, and be binding upon, Buyer, the Stockholders, the Stockholders’ Representative and their successors and assigns, and no other Person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise. This Agreement and the rights and obligations hereunder of the Escrow Agent may be assigned by it only to a successor to the Escrow Agent’s entire corporate trust business or as set forth in Section 5.7. In addition, Buyer may assign its rights and obligations under this Agreement, to any successor of Buyer which acquires all or substantially all of the assets or businesses of Buyer to which this Agreement relates, whether by sale, merger, recapitalization or other business combination or to any affiliate of Buyer.

13. Entire Agreement, Amendments and Waivers. This Agreement and the Merger Agreement together with all exhibits and schedules hereto constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

14. Expenses. Except as otherwise specified in this Agreement or the Merger Agreement, each party hereto shall pay its own out-of-pocket expenses, including, but not limited to, legal and accounting fees, incurred in connection with the negotiation, preparation and execution of this Agreement and all other agreements, documents and instruments contemplated hereby, or otherwise in connection with the preparation for carrying this Agreement into effect.

15. Headings. The headings of the Sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

16. Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other document or instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such document or instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

BUYER:

BASIN WATER, INC., a Delaware corporation

By:	/s/ Thomas C. Tekulve
Name:	Thomas C. Tekulve
Its:	Chief Financial Officer

COMPANY:

MOBILE PROCESS TECHNOLOGY, CO. an Arkansas corporation

By:	/s/ Frank S. Craft
Name:	Frank S. Craft
Its:	President

STOCKHOLDERS’ REPRESENTATIVE:

FRANK S. CRAFT

By:	/s/ Frank S. Craft

SIGNATURE PAGE TO ESCROW AGREEMENT

ESCROW AGENT:

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ John M. Wahl
Name:	John M. Wahl
Its:	Corporate Trust Officer

SIGNATURE PAGE TO ESCROW AGREEMENT

EXHIBIT A

Escrow Agent Fee Schedule

[Omitted]

SCHEDULE I

DISBURSEMENT OF ESCROWED FUNDS ON OR AFTER THE ESCROW TERMINATION DATE

Stockholder	% of Escrowed Funds
Frank S. Craft	24.63%
Evelyn L. Craft	6.63%
Frank S. Craft, Jr.	6.63%
Sara E. Craft	6.63%
Reese K. Craft	6.63%
Sara Craft	11.13%
Robert D. Craft, Jr.	14.61%
Frank C. Craft, Trustee, Wylie Craft Inter Vivos Trust	14.61%
Whitney M. Craft	3.45%
Robert W. Craft	5.04%
Total	100.00%